SOUND ADVICE, INC. ADOPTS
                        COMMON STOCK PURCHASE RIGHTS PLAN

         Dania, Florida, May 7, 1997 -Sound Advice, Inc. (NASDAQ/NM:SUND) announced today that its Board of Directors adopted a Common Stock Purchase Rights Plan and declared a dividend distribution of one Common Stock Purchase Right on each outstanding share of the Company's common stock.

         The Company stated that the Rights Plan is similar to those adopted by many other public companies. The Rights are designed to ensure that all of Sound Advice's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other coercive or unfair tactics to gain control of the Company which might provide inadequate value to shareholders. The Plan is a precaution taken to protect the rights of Sound Advice shareholders.

         The Rights are intended to enable all Sound Advice shareholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

         Each Right has an initial exercise price of $12.00 for one share of the Company's common stock. The Rights will be exercisable only if a person or group acquires 15% or more of Sound Advice's common stock (or 10% of such stock under certain circumstances) or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock (or 10% of such stock under certain circumstances). Upon such occurrence, each Right (other than Rights owned by such person or group) will entitle the holder to purchase from the Company the number of shares of the Company's common stock having a market value equal to twice the exercise price of the Right.

         If Sound Advice is acquired in a merger or other business combination transaction, or sells more than 50% of its assets or earning power, after a person or group has acquired 15% or more of the Company's outstanding common stock (or 10% of such stock under certain circumstances), each Right (other than Rights owned by such person or group) will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price.

         Following the acquisition by a person or group of 15% or more of the Company's common stock (or 10% of such stock under certain circumstances) and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group) at an exchange ratio of one share of common stock per Right.

         Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock (or 10% of such stock under certain circumstances), the Rights are redeemable for $.001 per Right at the option of the Board of Directors.
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         The dividend distribution will be made on May 16, 1997, payable to shareholders of record on that date. The Rights will expire on May 4, 2007. The Rights distribution is not taxable to shareholders.

         Sound Advice, Inc. is a specialty retailer of a broad range of high quality, upscale entertainment and consumer electronics products. It currently operates 21 stores in the South Florida, Orlando, Tampa/St. Petersburg, Ft. Myers and Jacksonville markets.

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